For Immediate Release

Neah Files Patent Applications for BuzzBar® Suite and BuzzCell® Products; Completes FCC testing

 Neah Power Systems Inc.’s BuzzBar® Second Generation is Already Exceeding Expectations, Widespread Commercial Launch Imminent

Bothell, WA (August 11, 2014) – Neah Power Systems Inc. (‘Neah’), an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries, reported that it has filed two patent applications to cover the BuzzBar Suite and the BuzzCell. Additionally, initial units were received by Neah Power Systems and used for FCC testing. Neah Power Systems is pleased to report that the products are now FCC compatible, which is critical to widespread adoption.

“We are thrilled to be releasing the next generation of the BuzzBar Suite,” said Dr. Chris D’Couto, CEO of Neah Power Systems. “We believe the new features and functions are superior and very differentiated from any other product on the market. Our Intellectual Property (IP) is a key asset of the company, and we are pleased to report that we filed patent applications to cover these technologies. We are getting significant interest from large retailers for this differentiated product. Neah has received our first units from injection molded manufacturing, which passed FCC testing. As part of our quality control, we identified certain cosmetic issues which we are addressing with our suppliers. We expect to now start shipping by the week of August 25th.”

The BuzzBar Suite, which can be a life-saving product, allows for charging from a variety of sources -   grid power (traditional outlet), the BuzzBat (using AA and AAA batteries), the BuzzSol (solar panel), or the BuzzCell (available in Q42014).

About Neah Power

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip and the BuzzBar family of products. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award.

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Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

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For more information please contact Veronica Welch at 1-508-643-8000; Ronnie@cwrpartners.com